CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

Tanzanian Royalty Exploration Corporation

We consent to the use of our reports dated November 24, 2010, with respect to the consolidated balance sheets of Tanzanian Royalty Exploration Corporation as of August 31, 2010 and 2009, and the related consolidated statements of operations, comprehensive loss and deficit, and cash flows for each of the years in the three-year period ended August 31, 2010, and the effectiveness of internal control over financial reporting as of August 31, 2010, incorporated herein by reference.

//s// KPMG LLP

Chartered Accountants

Vancouver, Canada

July 11, 2011